Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into this 10th day of March 2020 (the “Effective Date”), by and between Emmis QOZ Business, LLC, an Indiana limited liability company (“EQOZB”), and Lencore Acoustics Corporation, a New York corporation (“Lencore” and, together with EQOZB, the “Parties”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as hereinafter defined).

WHEREAS, in connection with an Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), the Company’s Business and the Acquired Assets were sold to EQOZB; and

WHEREAS, in furtherance of such separation, Lencore and EQOZB desire to minimize the sharing of resources and other like interactions between the n.FORM Business and the Company’s Business, except where it will be materially detrimental to the n.FORM Business or the Company’s Business not to share expenses, employees or other resources for a period of time following the Closing;

WHEREAS, among other things, EQOZB desires to lease from Lencore certain of Lencore’s existing personnel who are employees of Lencore pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to provide each other with certain Transition Services (as hereinafter defined).

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

Section 1.	Transition Services.

(a)Provision of Transition Services.

(i)Lencore shall provide or cause to be provided at no cost to EQOZB (except as set forth on Exhibit A hereto) certain services described on Exhibit A, and such other services as EQOZB may reasonably request in order to operate the Company’s Business in the ordinary course as historically conducted, including, but not limited to, providing services, information, data, and assistance related to financial, technology, and vendor relations during the Transition Period (hereinafter defined), in connection with the transition of the Company’s Business (such services, collectively, the “Lencore Transition Services”).

(ii)EQOZB shall provide or cause to be provided at no cost to Lencore (except as set forth on Exhibit B hereto) certain services described on Exhibit B, and such other services as Lencore may reasonably request in order to operate the n.Form Business in the ordinary course as historically conducted, including, but not limited to, providing services, information, data, and assistance related to financial, technology, vendor relations, and customer relations during the Transition Period, in connection with the transition of the n.Form Business (such services, collectively, the “EQOZB Transition Services” and, together with the Lencore Transition Services, the “Transition Services”).

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(iii)The Transition Services are in addition to and not in lieu of either Party’s respective obligations under the Purchase Agreement.

(b)Disclaimer of Warranties.  EXCEPT AS SET FORTH IN SECTION 1(C), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY NATURE OR KIND (WHETHER EXPRESS OR IMPLIED), INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WHATSOEVER.  EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY HAS NOT ASSUMED AN ADVISORY OR FIDUCIARY RESPONSIBILITY IN FAVOR OF SUCH PARTY OR ITS AFFILIATES WITH RESPECT TO PROVIDING THE TRANSITION SERVICES HEREUNDER OR ANY OTHER OBLIGATION TO SUCH PARTY OR ITS AFFILIATES.  EACH PARTY AGREES THAT IT WILL NOT CLAIM THAT THE OTHER PARTY HAS RENDERED ADVISORY, CONSULTING OR LEGAL SERVICES OR HAS PROVIDED BUSINESS ADVICE OF ANY NATURE OR RESPECT, OR OWES ANY DUTY, FIDUCIARY OR OTHERWISE, TO SUCH PARTY IN CONNECTION HEREWITH.

(c)Level of Service.  Each Party shall provide the Transition Services in a commercially reasonable manner and shall assign sufficient resources and qualified personnel as are reasonably required to perform the Transition Services in a commercially reasonable manner.

(d)Communications.  The Parties shall exercise commercially reasonable good faith efforts to facilitate communications in furtherance of the provision and receipt of the Transition Services.  Each Party agrees to promptly assign a representative to act as a point person and primary channel of communication with the other Party.

Section 2.	Employee Leasing.

(a)Lease of Employees.  From the Effective Date through April 30, 2020 (the “Leasing Term”), EQOZB shall lease from Lencore the employees set forth in Section 3.18(a) of the Disclosure Schedules to the Purchase Agreement (such employees, together with any replacement employees and any other subsequently hired employees to which EQOZB has consented, the “Leased Employees”) to perform such services for EQOZB as are reasonably requested by, and at the direction of, EQOZB (the “EQOZB Services”).  Leased Employees shall exclusively dedicate their full time and attention to the EQOZB Services and shall deliver the EQOZB Services consistent with each Leased Employee’s past practice.

(b)Reimbursement.

(i)During the Leasing Term, EQOZB shall promptly reimburse Lencore for all costs and expense directly attributable to the Leased Employees for their performance of the EQOZB Services in an amount equal to Lencore’s actual out-of-pocket cost incurred in connection with the provision of the EQOZB Services by the Leased Employees, which reimbursement shall include without

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limitation the Leased Employees’ salary and/or hourly wages earned for the performance of the EQOZB Services, and Lencore’s actual out-of-pocket cost incurred in connection with benefits, workers’ compensation expenses, unemployment compensation expenses, severance expenses, and the employer portion of premiums and administrative fees under all benefits provided (including health coverage, life insurance coverage and long-term disability coverage), the employer portion of employment taxes, and other expense reimbursement (including out-of-pocket expenses attributable to claims involving Leased Employees, unless the allegations relate primarily to the conduct of employees of Lencore or any Affiliate thereof who are not Leased Employees, but solely with respect to conduct that occurred during the Leasing Term and is not subject to indemnity by Lencore under Section 2(e)(iii)), all such amounts to be scheduled in advance to the extent practicable.  For the avoidance of doubt, Lencore shall not be entitled to receive from EQOZB reimbursement for (i) any wages, benefits costs or expenses of Lencore employees who are not Leased Employees, (ii) any out-of-pocket expenses incurred by Lencore in the conduct of those portions of Lencore’s business that are not related to EQOZB, or (iii) any payments or benefits triggered by or otherwise relating to the transactions contemplated by this Agreement, but shall be entitled to reimbursement for any out-of-pocket costs incurred by Lencore with respect to Leased Employees that are incremental to the costs and expenses Lencore would otherwise incur with respect to its employees who are not Leased Employees (e.g., pro rata share of health and employer’s liability insurance).

(ii) With respect to payroll, Lencore shall invoice EQOZB on the second Business Day before the date bi-weekly payroll is drawn from Lencore’s bank account and EQOZB shall wire such amount to Lencore before the end of the following day.  With respect to other employee costs during the Leasing Term, including but not limited to health care costs, Lencore shall invoice EQOZB on the first Business Day of the month for the amounts incurred with respect to the Leased Employees in the prior month(s), and EQOZB shall pay such amount to Lencore on or before the tenth day of the same month, provided that EQOZB agrees with the amounts listed on the invoice.  In providing each invoice, Lencore shall provide EQOZB with sufficient information about the amounts listed in the invoice and, upon EQOZB’s request, Lencore shall provide EQOZB with such additional information as is reasonably necessary for EQOZB to verify the accuracy of any such invoice.

(iii) EQOZB agrees to pay interest to Lencore for any past due amounts that are not disputed by EQOZB in good faith at the lesser of the highest rate allowable by Law or twelve percent (12%) per annum from the due date until such amounts are paid.  In addition, EQOZB shall promptly reimburse Lencore for all reasonable costs incurred in collecting any past due amounts, including but not limited to reasonable attorneys’ fees and expenses.  This section shall not limit or waive any other legal and equitable rights and remedies Lencore shall have under this Agreement for a delinquent payment.

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(c) Lencore’s Responsibilities.

(i) Employment of Leased Employees.  During the Leasing Term, all Leased Employees shall at all times remain employees of Lencore and on the direct payroll of Lencore.  Lencore shall maintain complete employment files for each Leased Employee in accordance with all applicable Laws.  Lencore is solely responsible for supervising, performance managing, promoting, disciplining, and/or terminating the Leased Employees; provided, that EQOZB may at its discretion (but subject to ADP’s termination policies) provide input to Lencore as to the management, promotion, discipline and termination of any Leased Employee.  Lencore will provide EQOZB with all information relating to the Leased Employees or their employment as reasonably requested by EQOZB, and will otherwise reasonably cooperate with EQOZB in relation to the Leased Employees and their employment.  EQOZB will defend, indemnify and hold harmless with respect to any claim by an employee who was terminated or disciplined at the request, or on instructions, of EQOZB.

(ii) Compliance with Laws.  Lencore shall use its commercially reasonable efforts to comply with all applicable Laws governing its employment of the Leased Employees and the Leased Employees’ performance of the EQOZB Services.  Lencore shall use commercially reasonable efforts to comply with all applicable Laws regarding the legal status of each Leased Employee to work and reside in the United States.

(iii) Taxes.  During the Leasing Term and subject to Lencore’s reimbursement rights under Section 2(b), Lencore shall be solely responsible for the payment of all federal, state and local employment taxes and withholdings for each Leased Employee, including income taxes, FICA and unemployment insurance taxes.  Lencore shall also properly file all information and tax returns and issue all wage and tax statements related to any compensation paid to Leased Employees during the Leasing Term.

(iv) Workers’ Compensation and Unemployment Compensation.  During the Leasing Term and subject to EQOZB’s reimbursement obligation under Section 2(b), Lencore shall be responsible for (i) maintaining valid workers’ compensation insurance for the Leased Employees, and (ii) all unemployment compensation claims filed by any Leased Employee; provided, however, that any and all out-of-pocket expenses associated with the foregoing shall be paid by EQOZB to Lencore consistent with Section 2(b).

(v) Employee Benefits.  During the Leasing Term, Lencore shall be solely responsible for maintaining employee benefit plans for the Leased Employees consistent with those provided to such Leased Employees prior to the Closing Date; provided, that Lencore shall not make any changes to or enter into any employee benefit plans (including employment or severance agreements) covering the Leased Employees that would materially increase the cost to EQOZB without EQOZB’s prior written consent.

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(vi)Severance.  To the extent that, during the Leasing Term, EQOZB instructs Lencore to terminate any Leased Employee and Lencore and EQOZB determine that the terminated Leased Employee shall be paid severance, Lencore shall pay such severance as agreed upon between Lencore and EQOZB; provided, that in all cases Lencore shall condition any severance on a release that, includes, among other terms, a release of any claims against EQOZB and its Affiliates.

(d)Employment Following the Leasing Term.  Prior to the expiration or earlier termination of the Leasing Term, Emmis Operating Company, an Indiana corporation (“Emmis OpCo”), shall offer employment to all of the Leased Employees who are employed by Lencore at the termination of the Leasing Term as set forth in Section 6.3(a) of the Purchase Agreement (all such Leased Employees to whom employment is offered, collectively, the “Continuing Employees”).  Provided that Emmis OpCo makes and honors the offer of employment required by this Section 2(d), Emmis OpCo shall not be responsible for, and Lencore hereby agrees to indemnify defend and hold harmless Emmis OpCo and its Affiliates (including EQOZB) from, any Losses relating to any Leased Employee that does not become a Continuing Employee by reason of declining an offer of employment pursuant to this Section 2(d), including any severance or termination liabilities or costs relating to such Leased Employee.

(e)Limitation of Liability and Indemnity.

(i)None of Lencore, its Affiliates or any officer, director, employee, partner, manager or other agent of Lencore or its Affiliates will have any liability to EQOZB hereunder for any action under Section 2 of this Agreement unless such conduct is not taken in accordance with the standards of conduct for corporate directors and officers under New York law (taking into account Lencore’s obligations under this Agreement), and the failure to meet that standard has been judicially determined to have constituted fraud, recklessness or willful misconduct.

(ii)EQOZB hereby agrees to indemnify defend and hold harmless Lencore and its Affiliates and any of their respective current or former officers, directors, employees, partners, managers or other agents (individually and collectively, “Lencore Indemnified Person”) from any and all loss, liability, cost and expense including but not limited to reasonable attorneys’ fees and expenses incurred by the Lencore Indemnified Person in connection with, arising from or related to the performance by it of its obligations hereunder or otherwise related to EQOZB, except if such loss, liability cost or expense results from the fraudulent, reckless or willful misconduct of Lencore; provided, however, that no Lencore Indemnified Person shall be entitled to indemnification for any withdrawal liability incurred by Lencore or its ERISA Affiliates under ERISA (including any contingent or secondary liability) to any Multiemployer Plan.  EQOZB will reimburse each Lencore Indemnified Person for the reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) of investigating, preparing for and responding to any actual or threatened action, claim, suit, investigation or proceeding or enforcing this Agreement, as they are incurred; provided that Lencore shall promptly reimburse EQOZB for any amounts advanced to the extent that a court of competent jurisdiction determines that an Lencore Indemnified Person acted recklessly, or engaged in willful misconduct.

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(iii)Lencore hereby agrees to indemnify defend and hold harmless EQOZB and its Affiliates and any of their respective current or former officers, directors, employees, partners, managers or other agents (individually and collectively, “EQOZB Indemnified Person”) (A) from any and all loss, liability, cost and expense including but not limited to reasonable attorneys’ fees and expenses incurred by the EQOZB Indemnified Person in connection with Lencore’s failure to comply with the standard of conduct set forth in Section 2(e)(i), except if such loss, liability cost or expense results from the fraudulent, reckless or willful misconduct of EQOZB, and (B) from any withdrawal liability incurred by EQOZB or its Affiliates under ERISA (including any contingent, secondary or successor liability) to any Multiemployer Plan to the extent based on the contribution histories of Lencore and its ERISA Affiliates (as opposed to any contributions made after the end of the Term by EQOZB and its ERISA Affiliates).  Lencore will reimburse each EQOZB Indemnified Person for the reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) of investigating, preparing for and responding to any actual or threatened action, claim, suit, investigation or proceeding relating to Lencore’s violation of the standard of conduct set forth in Section 2(e)(i), as they are incurred; provided that EQOZB shall promptly reimburse Lencore for any amounts advanced to the extent that a court of competent jurisdiction determines that an EQOZB Indemnified Person acted recklessly, or engaged in willful misconduct.

Section 3.	Term and Termination.

(a)Term.  Unless terminated sooner by mutual written agreement or consent of the Parties, this Agreement shall commence on the Closing Date, and shall terminate with respect to the Transition Services on the date that is nine (9) months after the Closing Date (the “Transition Period”).

(b)Survival.  The Parties acknowledge and agree that Section 1(b), Section 2(e), 3, Section 54, Section 6 and Section 6 shall survive the expiration or termination of this Agreement.

(c)Mutual Cooperation and Additional Assumptions.  Prior to the termination of this Agreement, the Parties shall reasonably cooperate in good faith to facilitate an orderly transition of responsibility for the Transition Services, and each Party shall deliver to the other Party copies of such documents, records and information as are reasonably necessary to achieve such transition.

Section 4.	Confidential Information.

(a)Definition.  In connection with this Agreement, each Party has disclosed and may continue to disclose to the other Party information that relates to the disclosing Party’s business operations, financial condition, customers, products, services or technical knowledge.  Except as may otherwise be specifically agreed in writing by the Parties, each Party agrees that (i) all information communicated to it by the other and identified as confidential or proprietary, whether before or after the Effective Date; (ii) all information

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identified as confidential or proprietary to which it has access in connection with this Agreement, whether before or after the Effective Date; (iii) all information communicated to it that should have been understood by the receiving Party, because of confidentiality or similar legends, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the disclosing Party; and (iv) the terms and conditions of this Agreement (collectively, the “Confidential Information”), shall be and shall be deemed to have been received in confidence and shall be used only for purposes of this Agreement in compliance with applicable Law.

(b)Confidentiality.  Each Party’s Confidential Information shall remain the property of that Party except as may otherwise be expressly provided in this Agreement.  Each Party shall use at least the same degree of care it uses to protect its own Confidential Information in order to safeguard and prevent disclosing to third parties the Confidential Information of the other Party and, in any event, no less than reasonable care.  Each Party shall not (i) make any use or copies of the Confidential Information of the other Party except as contemplated by this Agreement; (ii) acquire any right in or assert any lien against the Confidential Information of the other; or (iii) sell, assign, lease or otherwise commercially exploit the Confidential Information or any derivative works of the other Party.  Neither Party may withhold the Confidential Information of the other Party or refuse for any reason, including due to the other Party’s actual or alleged breach of this Agreement, to promptly return to the other Party its Confidential Information, including copies, if requested to do so.

(c)Exclusions.  This Section 4 shall not apply to any particular information that either Party can demonstrate (i) was, at the time of disclosure to it, in the public domain; (ii) was, after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; (v) was independently developed by the receiving Party without use of the Confidential Information of the disclosing Party as evidenced by the receiving Party’s own records; or (vi) was required to satisfy any legal requirement of a competent governmental authority (including any disclosure required under applicable stock exchange rules); provided that such Party promptly, upon receiving any such request and prior to making the disclosure, advised the other Party (but only to the extent not prohibited by such legal requirement) and took reasonable action to ensure confidential treatment of the Confidential Information.

Section 5.

Ownership.  Each Party retains all right, title and interest (including all patents, copyrights, trade secrets, trademarks or other intellectual property rights) in their respective pre-existing materials (and any materials developed by such Party) that it provides to the other Party, and this Agreement does not grant any rights or licenses except as expressly set forth herein, and no other right or license is to be implied by or inferred from any provision of this Agreement or by the conduct of the Parties.  Notwithstanding the foregoing, any and all intellectual property that is part of the Acquired Assets shall in all cases be and remain owned by EQOZB.  This Agreement shall not be construed in any manner as a grant from one Party to the other Party of any rights held by any third party.

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Section 6.	Miscellaneous.

(a)Limitation of Liability.  Neither Party shall be liable to the other for monetary damages for any losses, claims, damages, or liabilities arising from any act or omission taken or omitted hereunder to the extent such act or omission was taken in good faith, was not attributable to such Party’s material breach of this Agreement, and did not constitute fraud, willful misconduct, or recklessness.  Notwithstanding any other provision herein, in no event shall either Party have any liability to the other hereunder for any lost profits or consequential, punitive, special or indirect damages in connection with the performance or nonperformance of this Agreement (whether resulting from negligence or otherwise).

(b)No Agency.  Nothing contained in this Agreement shall constitute or be deemed to constitute a partnership, or create or be deemed to create any relationship among the Parties other than as parties hereto.  No Party hereto is authorized or empowered to act as an agent for or otherwise bind or commit any other Party hereto, and each Party agrees not to enter into any contract or agreement or make any commitment, representation or warranty that purports to bind any other Party hereto or otherwise act in the name of or on behalf of any other Party hereto, without the written consent of such other Party.

(c)Notices.  Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed e-mail or overnight courier service, in each case addressed as respectively set forth below such Party’s signature block or to such other address as any Party shall have previously designated by such a notice.  The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful e-mail transmission is confirmed, or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

(d)Successors and Assigns.  This Agreement and the rights and obligations of the Parties hereunder shall bind and inure to the benefit of the respective heirs, successors and assigns of the Parties, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by either Party without the prior written consent of the other Party.

(e)Waiver of Rights.  The failure of EQOZB or Lencore to assert any right or remedy upon the breach of any provision of this Agreement shall not be deemed to be a waiver of any present or future right hereunder, unless said waiver is made in writing and signed by the Party against whom enforcement is sought.

(f)Severability of Agreement.  In the event any clause, provision or paragraph of this Agreement is held to be illegal, invalid or unenforceable by any court of competent jurisdiction, such clause, provision or paragraph shall be deemed severed from the Agreement and shall not affect the validity of the remaining provisions of this Agreement.

(g)Law To Govern.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

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(h)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE TRANSITION SERVICES MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN NASSAU COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(i)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSITION SERVICES.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6(i).

(j)Entire Agreement; Amendments.  This Agreement, together with the exhibits, schedules and written agreements ancillary hereto (including, without limitation, the Purchase Agreement and each of the other Transaction Documents referenced therein), contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous oral and written communications, agreements and understandings between the Parties with respect to the subject matter herein.  No change, modification or amendment of this Agreement shall be binding unless made in writing and signed by authorized representatives of both Parties.

(k)Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile or other electronic transmission, and a facsimile or electronic copy of this Agreement or of a signature of a Party will be effective as an original.

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(l)Expenses.  Except as otherwise specified in this Agreement, each Party to this Agreement will pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

[SIGNATURE PAGE FOLLOWS]

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(Signature Page to Transition Services Agreement)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

EQOZB:

EMMIS QOZ BUSINESS, LLC

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President
Address:		40 Monument Circle, Suite 700, Indianapolis, IN 46204

LENCORE:

LENCORE ACOUSTICS CORPORATION

By:	/s/ Jonathan S. Leonard
	Name:	Jonathan S. Leonard
	Title:	Authorized Officer
Address:		1 Crossways Park Drive W. Woodbury, NY 11797

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Exhibit A

LENCORE TRANSITION SERVICES

1.Consents.  Lencore will use commercially reasonable efforts to obtain and deliver to EQOZB, within a reasonable period of time, the consent of the counterparties to the assignment to EQOZB of the agreements set forth on Section 3.3(b) of the Disclosure Schedules.

2.ETL / UL.  Lencore will use commercially reasonable efforts to obtain and deliver to EQOZB, within thirty (30) days following the Closing Date, the transfers of applications and test results of Underwriters Laboratories and Electrical Testing Laboratories with respect to the Sound Masking Systems used in the Company’s Business and/or included in the Acquired Assets.

3.Procurement / Inventory.  Lencore to assist EQOZB with hand-off to EEQOZB of existing materials vendors for all raw materials, including vendor names, price lists, PCBs, BOMS, drawings, Gerbers, cans, speakers, head-end components, R&D materials.

Lencore to establish its own relationships with vendors as soon as practicable.

4.Order Processing (LOOP).  Processing of customer purchase orders, transmission of orders to plant, verification of delivery information, verification of installation and tuning services to be handed off to Lencore or EQOZB resource, as appropriate.

5.Mail & Notices.  EQOZB and Lencore will cooperate in forwarding mail that ought to have been addressed to the other, or that needs to be dealt with by the other.

6.Office Premises.  Lencore will provide office space and basic office furniture (but not office supplies or inventory) for EQOZB, consisting of the top floor of the 1 Crossways Park Drive West building (the “Premises”), for a period of six (6) months, with up to six (6) one-month extensions at the reasonable request of EQOZB, notwithstanding the earlier expiration of the Transition Period.  EQOZB shall not make any alterations to the Premises without the advance written consent of Lencore, which may be granted or withheld in Lencore’s sole discretion.  Only the Leased Employees, and those other employees, agents, and invitees of EQOZB who have been approved by Lencore in writing in advance (collectively, the “EQOZB Personnel”) will be permitted into the Premises, such approval not to be unreasonably withheld, conditioned or delayed.  EQOZB and EQOZB Personnel shall comply with all rules, regulations, and procedures established by Lencore and/or Ship 142, LLC (the “Prime Landlord”), in effect as of the Effective Date.

This Agreement is expressly subordinate to the Commercial Lease Agreement, dated as of August 21, 2019, between Lencore and the Prime Landlord (the “Prime Lease”); provided, however, in the event that any provision of the Transition Services shall conflict in any respect with the Prime Lease, this Agreement shall control.  EQOZB will keep, observe, and perform every term, provision, covenant, and condition required pursuant to the Prime Lease, all of which are incorporated herein by reference, to the extent relating to EQOZB’s use of any part of the Premises, and will not do or permit anything to be done that could constitute a default under the Prime Lease.  Lencore will have the same rights and remedies with respect to a breach hereof or of the Prime

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Lease as the Prime Landlord would have against Lencore, and Lencore will have, with respect to EQOZB, all of the rights the Prime Landlord under the Prime Lease would have.  Lencore will not be responsible to EQOZB for any breach of the Prime Lease by the Prime Landlord.

EQOZB will procure and maintain the following policies of insurance during the Transition Period, naming Lencore as an additional insured with respect to (b), (c), (d) and (e): (a) Workers’ Compensation with limits required by statute; (b) Employment Practices Liability, solely relating to the Leased Employees, with limits not less than $1,000,000; (c) Commercial General Liability including Bodily Injury and Property Damage, with limits not less than $2,000,000 per occurrence and $4,000,000 general aggregate (may be satisfied in combination with Umbrella/Excess Liability); (d) Fire and Extended coverage insurance on its property in the Premises; and (e) Umbrella / Excess Liability with limits not less than $2,000,000 per occurrence and $4,000,000 general aggregate.  EQOZB will provide not less than thirty (30) days written notification of any cancellation or expiration of any such policy, and will provide certificates of such policies to Lencore upon request.

EQOZB agrees further to indemnify, defend and hold Prime Landlord and Lencore harmless from and against (and to reimburse Prime Landlord) any and all claims and Losses that arise from or in connection with (or are alleged to arise from or in connection with) the use, occupancy, conduct or management of the Premises by EQOZB, or its agents, employees, contractors, representatives, invitees, or visitors, or EQOZB’s business activities therein.

Rent shall be $23,500 per month and shall be payable to Lencore consistent with the terms of the Prime Lease, including without limitation the timing of payments and any interest and/or penalties associated with late payment.

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Exhibit B

EQOZB TRANSITION SERVICES

1.Marketing.  Transitioning of database of n.Form exclusive contacts, collateral materials, handoff of existing marketing and advertising programs and vendors for online marketing initiatives, trade shows and related activities to designated Lencore resource(s).  Lencore to initiate new agreements with third party vendors.

Not included:  Direct advertising and marketing spend – these will be paid directly by Lencore.

2.SAP / Accounting.  Billing, collections, accounts payable, accounts receivable and monthly financial statement preparation to be handed off to EQOZB accounting team, using the upgraded SAP platform (version 9.3).  Lencore will have access to the SAP platform for a period of time, not to exceed thirty (30) days post-Closing, while Lencore builds out its own SAP platform; Lencore will have access to the corresponding paper files throughout the Transition Period.

3.Order Processing (LOOP).  Processing of customer purchase orders, transmission of orders to plant, verification of delivery information, verification of installation and tuning services to be handed off to Lencore or EQOZB resource, as appropriate.

Inbound Requests for Quotation from customers for n.Form products to be handed off to the n.Form (Lencore) D&Q department.

4.IT Services (Support through CHiPs).  Help desk support, data backup, application support (Microsoft, AutoCAD, etc.) to be transitioned to EQOZB with CHiPs as soon as practicable.  n.Form exclusive customer files including quotes, order information, wiring diagrams, “as-builts”, etc. to be transferred to Lencore.

5.Procurement / Inventory.  EQOZB inventory to be separated from Lencore’s n.Form inventory including raw materials and sub-assemblies at or about the Closing and to be segregated as agreed upon by the Parties as soon as practicable.

6.Tech Support (Client).  To the extent that EQOZB receives inquiries by phone, email or other means from customers who have purchased n.Form products at any time related to technical support of customer and installer trouble shooting questions, EQOZB will hand those off to designated Lencore representatives who will be responsible for addressing and resolving them.

7.Leased Employee Cooperation.  To the extent EQOZB is required to make any EEO-1 or similar filings which would include information related to the Leased Employees, Lencore agrees to reasonably cooperate with Emmis in preparing any such filings.

8.Engineering.  PCB designs, Gerber files, software files, BOMs, sub-assembly BOMs schematics and various working documents and information related exclusively to n.Form products to be transferred to Lencore Engineering team, and to the extent related to n.Form products but not exclusively related to n.Form products, to be made available through copies and the like for use in accordance with the Restrictive Covenant and Technology Cross-License Agreement.

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Lencore will continue to have access to the following data to the extent exclusively related to n.Form :

Engineering drive on file server

Drawings drive on server

Data drive on server

Zendesk (Cloud support ticketing system)

JIRA (Cloud bug-tracking system)

Bitbucket (Cloud source-code repositories)

Airtable (Cloud-based databases for production product version tracking and RMA tracking)

9.Other.  Email – Jonathan Leonard, Christian Payne and Glenn Dahl need to have access to their respective @lencore.com email addresses throughout the Transition Period; provided that any and all inquiries received through such email addresses that are related to the Company’s Business shall be promptly referred to EQOZB.   EQOZB will enable an “auto-responder” indicating that other Lencore employees no longer have access to the @lencore.com url, and attaching contact information to the auto-responder for the relevant Lencore employee.  EQOZB employees will notify and hand off to a designated Lencore resource any issues that should remain with Lencore and will assist in transitioning whatever issues are outstanding to the appropriate person at Lencore so as to minimize disruption to Lencore’s business.

Mail & Notices – EQOZB and Lencore will cooperate in forwarding mail that ought to have been addressed to the other, or that needs to be dealt with by the other.

Acquired Assets.  EQOZB will remove all Acquired Assets from the basement of the 1 Crossways Park Drive building within thirty (30) days or as reasonably practicable thereafter.

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